EXHIBIT 99.1

News Release

AUGUST 1, 2006
CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

CHOICEONE FINANCIAL ANNOUNCES SECOND QUARTER EARNINGS FOR 2006

Sparta, Michigan - ChoiceOne Financial Services, Inc. reports second quarter net income of $545,000, a decrease of $1,000 or less than 1% from the second quarter of 2005. Earnings per share for the second quarter of 2006 were $0.33, which was equal to the same period in 2005. Net income for the first six months of 2006 was $1,080,000 or $0.65 per share, compared to $1,061,000 or $0.64 per share in the first half of 2005. Total assets as of June 30, 2006 were $250.5 million, which represented growth of $12.4 million from a year earlier. Loans have grown 2% in the last twelve months, while deposits have increased 11% since June 30, 2005.

Net income was relatively unchanged in the second quarter of 2006 compared to the same period in 2005 and up slightly in the first six months of 2006 compared to the first half of 2005 due to a reduced provision for loan losses and higher noninterest income, offset by lower net interest income and higher noninterest expenses.

The provision for loan losses decreased $125,000 in the second quarter and $215,000 in the first half of 2006 compared to the same periods in 2005. The reduction was due to a decline in total loans in 2006 compared to growth in 2005 and lower net charge-offs in the first six months of 2006 than in the same period in 2005. Noninterest income grew $111,000 in the second quarter and $146,000 in the first six months of 2006 compared to the same periods in the prior year. Noninterest income growth was caused by higher customer service charges, gains on sales of securities, and higher profit-sharing income at the Bank's insurance agency.

ChoiceOne's net interest income declined $122,000 in the second quarter of 2006 compared to the same period in 2005, after increasing $4,000 in the first quarter of 2006. Net interest income for the first six months of 2006 was down $118,000 from the prior year. Although average earning assets grew 5% in the second quarter of 2006 and 5% in the first half of 2006 compared to the same periods in 2005, ChoiceOne's interest rate spread was down 54 basis points in the second quarter and 41 basis points in the first six months of 2006 compared to the comparable periods in the prior year. The shrinkage in the interest rate spread resulted from deposits and borrowings repricing upward to a greater extent than loans and securities. Also, migration from lower cost deposits such as checking and savings accounts to higher cost deposits such as certificates of deposit contributed to a reduced interest margin for the second quarter and year-to-date periods. Noninterest expense increased $120,000 in the second quarter and $230,000 in the first six months of 2006 compared to the prior year. State single business tax expense was $109,000 higher in the first half of 2006 than in 2005 as a result of a tax adjustment recorded in the second quarter of 2005. Directors' fees and expenses associated with foreclosed assets, employee training, and employee recruiting increased other expenses for the first half of 2006 compared to the first half of 2005.

James Bosserd, President and Chief Executive Officer, commented, "In this tough interest rate environment, we were happy to maintain earnings while building for the future. We believe our added insurance producers and investments in our data processing systems for check 21 and remote item capture processing will be good for our future."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.